EXHIBIT 99.1

Explanation of Adjusted Diluted Earnings per Share:

This non-GAAP financial measure is defined as the portion of Sabre Holdings’ GAAP Net Earnings assigned to each share of stock, excluding the adjusting items described by Sabre Holdings in the related reconciliation, which is attached in this Exhibit 99.1.  Management uses this measure to analyze the results of Sabre Holdings and to make operational and investment decisions, as management believe it provides consistency and comparability in financial reporting.  Management provides it in order to enable investors to more thoroughly evaluate Sabre Holdings’ current performance as compared to past performance, because items such as stock compensation and intangible amortization from merger and acquisition activity will change periodically (e.g. completion of an intangible asset’s useful life, completion of a stock option’s vesting cycle or forfeiture of a stock option), and therefore can be episodic in nature and can obscure core operating results and skew projections.  Consequently, management believes adjusted diluted earnings per share more accurately represents core operating results and provides a better baseline for modeling future earnings expectations.  Adjusted diluted earnings per share does not provide a complete position of Sabre Holdings’ results of operations, as the historical items excluded in the related reconciliation are included in diluted earnings per share presented under GAAP.  Therefore a review of diluted earnings per share on both a non-GAAP basis and GAAP basis should be performed to get a comprehensive view of Sabre Holdings results.  The attached table reconciles adjusted diluted earnings per share to GAAP diluted earnings per share.

Sabre Holdings Corporation
Non-GAAP Financial Measures Reconciliations
($ in millions, except per share amounts)

	3Q 2005 Guidance		FY 2005 Guidance
2005 Guidance	Low	High	Low	High

Net Earnings Reconciliation

GAAP Net Earnings	$49.8	$53.8	$165.8	$172.4

Adjustments, net of taxes:

Add: amortization of intangibles and stock compensation	11.2	11.2	32.4	32.4

Add: currency hedge associated with acquisition	(1.2)	(1.2)	5.1	5.1

Less: realized gain on sale of investment in Karavel	—	—	(13.4)	(13.4)

Adjusted Net Earnings	$59.8	$63.7	$190.0	$196.5

GAAP EPS	$0.38	$0.41	$1.27	$1.32
Adjusted EPS	$0.46	$0.49	$1.45	$1.50

Diluted share count	130.1 million		131.0 million

	3Q 2005 Guidance		4Q 2005 Guidance		FY 2005 Guidance
	Low	High	Low	High	Low	High

lastminute.com Accretion/Dilution Reconciliation

Incremental GAAP Net Earnings	$1.6	$2.1	$(24.9)	$(22.5)	$(23.3)	$(20.4)
Incremental Adjustments, net of taxes:

Add: amortization of intangibles	6.9	6.9	8.9	8.9	15.8	15.8

Incremental Adjusted Net Earnings	$8.4	$9.0	$(16.0)	$(13.6)	$(7.5)	$(4.6)

Incremental GAAP EPS	$0.01	$0.02	$(0.19)	$(0.17)	$(0.18)	$(0.16)
Incremental Adjusted EPS	$0.06	$0.07	$(0.12)	$(0.10)	$(0.06)	$(0.04)

Diluted share count	130.1 million		130.8 million		131.0 million